Exhibit 99.3

LuxUrban Hotels Inc.
Second Quarter 2024 Earnings Webcast Script

Adam Holdsworth, Managing Director of Investor Relations

Good afternoon, everyone, and thank you for joining our conference call to discuss the LuxUrban second quarter 2024 financial results and corporate highlights. Leading the call today will be Robert Arigo, Chief Executive Officer, joined by Mike James, Chief Financial Officer.

Before we begin, I’d like to remind everyone that our remarks today may contain forward-looking statements based on the current expectations of management, which involve inherent risks and uncertainties that could cause actual results to differ materially from those indicated, including the risks and uncertainties described in the company’s filings with the over-the-counter market. You are cautioned not to place any undue reliance on any forward-looking statements which speak only as of the date made and may change at any time in the future. Although we voluntarily do so from time-to-time, the company undertakes no commitment to update or revise forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

This call also includes references to certain financial measures that are not calculated in accordance with Generally Accepted Accounting Principles or GAAP. We generally refer to these as non-GAAP financial measures. Reconciliations of those non-GAAP financial measures to the most comparable measures calculated and presented in accordance with GAAP are available in the earnings press release on the Investor Relations section of LuxUrban’s website.

With that, I’m now pleased to turn the call over to Robert Arigo, CEO.

Robert Arigo, CEO

Thank you, Adam, and we appreciate everyone who joined our call today. During this call, Mike, our CFO, and I will review the highlights from the second quarter of 2024, outline our strategy for success through Lux 2.0, and discuss our recent corporate transformation, which includes the addition of a new management team composed of hospitality veterans and a refreshed board of directors.

We look forward to discussing the significant changes we’ve implemented, as well as providing transparency regarding our current business operations and the necessary adjustments following the previous management team.

LuxUrban Hotels leases entire existing hotels on a long-term basis and rents out hotel rooms within the properties we manage. In 2024, we launched a comprehensive initiative to enhance our company’s management and operations, which we refer to as LuxUrban 2.0.

This initiative includes the addition of experienced professionals from the hotel and finance sectors to our management team and board of directors, the strategic elimination of non-performing hotel properties, and targeted efforts to reduce operating overhead. While significant work remains as we navigate the third quarter and prepare for the fourth quarter of 2024, we believe that LuxUrban 2.0 is starting to yield the intended benefits.

We currently manage a portfolio of 7 hotels in Manhattan, 1 in Brooklyn, and 1 in New Orleans, all under long-term lease agreements. As of the date of this report, we have 1,056 hotel rooms available for rent across our portfolio. Over the past nine months, we have been strategically reducing our domestic operations and U.S.-based portfolio, focusing solely on properties that have the potential to generate positive cash flow.

As part of our recent Lux 2.0 transition, we are committed to enhancing our management and operations teams by recruiting talented directors and officers with significant experience in the hospitality and financial sectors. I was appointed in June 2024, bringing over [number] years of experience in the hotel industry, while Michael James joined as Chief Financial Officer in the same month, bringing extensive financial expertise.

We are also pleased to welcome Elan Blutinger and Kim Schaefer, veterans in hotel and travel technology, to our board of directors. Our ongoing efforts to strengthen management and operational expertise across all areas of our company include actively recruiting new personnel and reallocating existing management to areas where their skills can be most effectively utilized.

With my extensive experience in hotel management and successfully operating a variety of properties, I am confident in the tremendous opportunities that lie ahead for LuxUrban Hotels. Our strategic approach through Lux 2.0 positions us to generate sustainable positive cash flow moving forward.

This quarter presented challenges, including write-offs from the previous management team, but I believe we are at a pivotal inflection point. One significant hurdle we encountered was the decision to pre-sell 40% of our room inventory, which resulted in funds being collected at an average room rate of ($ADR Rate). However, I’m pleased to report that these advance sales will expire at the end of 2024, allowing us to enter 2025 with average room rates projected in the range of ($ADR Rate).

We are implementing transformative changes within LuxUrban that will enhance our financial stability and provide a solid foundation for future growth. I am excited about the potential these initiatives hold for positioning our company as a leader in the market.

Now, I’ll turn the call over to Mike to provide a detailed review of our financial results. Mike, please take it from here.

Mike James, CFO:

Thanks, Rob. As highlighted, the financials for the second quarter reflect write-offs and necessary accounting adjustments to properly reflect the financial position of the company. It’s important to note that the figures we’re presenting today pertain to our core properties and operations, which form the foundation of our portfolio.

Despite these challenges, we are focused on leveraging our existing assets and driving operational improvements to strengthen our financial outlook moving forward. I look forward to discussing the specific results in detail and sharing how our strategic initiatives are positioning us for success.

Net rental revenue for the three months ended June 30, 2024 was $18.2 million, as compared to $31.9 million for the three months ended June 30, 2023, a decrease of 43%. This decrease predominantly resulted from the decrease in average units available to rent from 1,625 for the three months ended June 30, 2023 to 1,056 for the three months ended June 30, 2024. This decrease in net rental revenues was exacerbated by bookings of guaranteed reservations at relatively lower rates for the three months ended June 30, 2024 as compared to the same period during the prior year. The TRevPAR, or revenue per available room, was $257 for the three months ended June 30, 2023 versus $188 for the three months ended June 30, 2024. The lower TRevPar in the current quarter is attributable to the impact from preselling of the rooms at lower rates versus the same period last year, which we are forecasting to increase after the prebooked guests have stayed at the property.

Cost of revenue increased from $21.7 million in the three months ended June 30, 2023 to $40.4 million for the three months ended June 30, 2024, an increase of 86%, primarily as a result of the Company expensing the unamortized lease acquisition costs and security deposits surrendered for the properties that were exited during the period, as well as increases in costs related to utilities, labor, cable/WIFI, credit card processing fees and commissions, and costs related to the relocation of guests from our terminated properties to alternative properties.

Gross Profit decreased to ($22.2) million in the three months ended June 30, 2024 from $10.2 million in the three months ended June 30, 2023, a net decrease of $32.6 million or 318%. This decrease is primarily as a result of the Company expensing the unamortized lease acquisition costs and security deposits surrendered for the properties that were exited during the period, as well as deposit surrenders and commission costs to relocate guests from our terminated properties to alternative properties.

Total operating expenses incurred for the three months ended June 30, 2024, decreased by approximately $1.2 million from the three months ended June 30, 2023. Of this decrease the general and administrative expenses were reduced by an offset of $600 thousand for costs related to the exit of our partnership with Wyndham.

Total other expense for the three months ended June 30, 2024 was $185 thousand as compared to $29.7 million for the three months ended June 30, 2023. This decrease is primarily due to lower cash interest and financing costs during the three months ended June 30, 2024 as compared with three months ended June 30, 2023 as a result of the Greenle Revenue Share Transaction.

As of June 30, 2024, our cash and cash equivalents balance was $61 as compared to $752,848 at December 31, 2023, and total current assets were $3,315,844 at June 30, 2024, as compared to $19,721,057 at December 31, 2023. The working capital deficit was $62.2 million as of June 30, 2024 versus a deficit of $13.4 million at December 31, 2023. We continue to explore capital raising transactions, as well as strategic initiatives to improve the company’s cash position. Through Lux 2.0 and the recent changes from the previous management team, we are optimistic that our knowledge and strong work ethic along side with our investors and bankers will change the business for the positive as we enter the fourth quarter and into 2025.

I will now pass the call back to Rob:

Robert Arigo, CEO

Thanks Mike:

I’m optimistic about the future of our company, especially in light of the significant changes we’ve made to our personnel and strategic direction. We anticipate that the fourth quarter will yield a positive impact on our overall operating results, particularly as the New York hotel market typically performs at its strongest during this period. With our focus on optimizing operations, we expect to generate revenues at higher daily room rates.

As we implement our strategy, we are committed to maintaining transparency with our shareholders. We will keep you informed of our progress through regular communications, including press releases and media updates. This is a transformative moment in our company’s history, and we are excited about the opportunities that lie ahead.

With that, I will turn it over to the operator to facilitate questions from the audience.

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